UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant  ☐                    Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

BRISTOW GROUP INC.

(Name of Registrant as Specified In Its Charter)

GLOBAL VALUE INVESTMENT CORP.

STEN L. GUSTAFSON

JONATHAN A. MERETSKY

ANTHONY J. GRAY

JEFFREY R. GEYGAN

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On April 24, 2019, Global Value Investment Corp. issued the following press release:

For Immediate Release

April 24, 2019

Global Value Investment Corp. Nominates Four Highly Qualified Directors at Bristow Group

Mequon, WI, April 24, 2019 // Global Value Investment Corp. (GVIC), a value-oriented investment research and advisory firm located in Mequon, Wisconsin, today nominated four highly qualified, independent candidates for election to the board of directors of Bristow Group, Inc. (NYSE: BRS).

GVIC’s nominees are Sten Gustafson, Jonathan Meretsky, Anthony Gray, and Jeffrey Geygan.

Mr. Gustafson, who served as Era Group Inc.’s CEO from 2012 to 2014, and as a director at CHC Helicopter from 2017 to 2019, has a proven track record of driving earnings, achieving operational efficiencies, and deleveraging the balance sheet. Mr. Meretsky has extensive experience structuring and negotiating complex financing for multi-national enterprises in the transportation and petroleum sectors. Mr. Gray is a recognized leader in the fields of compliance and ethics, and was formerly the Global Compliance Officer at Sikorsky Aircraft Corporation. Mr. Geygan is President and CEO of GVIC and specializes in financial analysis and operational turnaround situations.

“Bristow’s current directors have overseen a remarkable destruction of value,” said Mr. Geygan. “Improvements at Bristow are long overdue. We are confident that our nominees – who include Sten Gustafson, the former CEO of Era and a former director at CHC – possess the operational and strategic expertise to make substantial and immediate contributions toward improving Bristow for the benefit of all shareholders.”

GVIC is a long-term shareholder of Bristow. GVIC has made numerous attempts to engage with Bristow’s management and board of directors, but these requests have been ignored. Therefore, GVIC believes the most effective manner in which to bring about change and protect the interests of shareholders is through the replacement of incumbent directors.

An open letter to Bristow’s shareholders, which details the history of mismanagement and inadequate oversight by Bristow’s board, can be found on GVIC’s website: https://www.gvi-corp.com/category/press-releases/.

Additional Information and Where to Find It

Global Value Investment Corp. (“GVIC”), Sten Gustafson, Jonathan Meretsky, Anthony Gray, Jeffrey Geygan and James Geygan are participants in the solicitation of proxies from shareholders of Bristow Group Inc. (“Bristow”) in connection with Bristow’s 2019 Annual Meeting of Shareholders (the “Annual Meeting”). GVIC intends to file a proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting.

GVIC is the beneficial owner of 245,940 shares of Bristow’s common stock. Messrs. Jeffrey Geygan and James Geygan, by virtue of their position as President and Chief Executive Officer and as Vice President, respectively, of GVIC may each be deemed to be the beneficial owner of the shares of Bristow common stock beneficially owned by GVIC. In their respective personal capacities, Mr. Jeffrey Geygan owns 14,910 of these shares and Mr. James Geygan owns 2,295 of these shares. Mr. Meretsky is the beneficial owner of 65,602 shares of Bristow’s common stock, and Messrs. Gray and Gustafson do not own any shares. Additional information regarding such participants, including any other direct or indirect interests, by security holdings or otherwise, will be included in the Proxy Statement and other relevant documents to be filed by GVIC with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive Proxy Statement with the SEC, GVIC will mail its definitive Proxy Statement and a WHITE proxy card to each shareholder entitled to vote at the Annual Meeting. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT GVIC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain, free of charge, the Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by GVIC with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov). Copies of GVIC’s definitive Proxy Statement, any amendments or supplements thereto and any other relevant documents filed by GVIC with the SEC in connection with the Annual Meeting will also be available, free of charge, by contacting GVIC’s proxy solicitor, InvestorCom, at 19 Old Kings Highway, Suite 210, Darien, CT 06820, or by phone at (203) 972-9300.

About Global Value Investment Corp.

Global Value Investment Corp. is a value-oriented investment research and advisory firm focused on investing in the equity and debt of publicly traded companies around the world. The firm was founded in 2007 in Mequon, WI, and has since opened additional offices in Boston, MA, Charleston, SC and Hyderabad, India.

For Further Information Contact:

Ms. Stacy Wilke

(262) 478-0640

Info@gvi-corp.com

www.gvi-corp.com

# # #